Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES DEPARTURE OF CHAIRMAN AND CEO;

NAMES NEIL R. AUSTRIAN AS INTERIM CHAIRMAN AND CHIEF EXECUTIVE OFFICER

•	Austrian, Lead Director And Former NFL President Has Served On ODP Board Since 1998

•	Heidrick & Struggles Engaged by the Board to Conduct Search for Permanent Replacement

•	Company Releases Preliminary Third Quarter Earnings Results; Expects EPS of $0.18

Boca Raton, Fla., October 25, 2010 — Office Depot, Inc. (NYSE: ODP) announced today that Steve Odland, Chairman and Chief Executive Officer since 2005, has resigned from the Company effective November 1, 2010 by mutual agreement with the Board of Directors. Neil R. Austrian, Lead Director, will serve as Interim Chairman and Chief Executive, while the Board conducts a search for a permanent replacement. Heidrick & Struggles has been retained to assist in the search. Mr. Odland will act as a consultant to the Company through December 31, 2010 in order to enable a smooth transition.

Mr. Austrian has served as an Office Depot Director since 1998 when the Company merged with Viking Office Products where he had been a director since 1988. From October 4, 2004 until March 11, 2005, he served as Office Depot’s interim Chair and Chief Executive Officer. He became Office Depot’s Lead Director in March 2006. Mr. Austrian was President and Chief Operating Officer of the National Football League from April 1991 until December 1999. He was a Managing Director of Dillon, Read & Co. Inc. from October 1987 until March 1991. Before Dillon Read, Mr. Austrian was Chairman and CEO of Showtime/The Movie Channel, a joint venture between Warner Communications and Viacom, and he also served as Chief Executive of Doyle, Dane, Bernbach, the advertising firm. He is currently a Director of DirecTV.

Said Mr. Austrian, “We thank Steve for his contributions to our Company, beginning in 2005, and through one of the toughest economic climates in memory. During his tenure, the Company grew and achieved record revenues and profits, and we have seen some improvement in margins coming out of the depths of the recession. Now that the worst of the recession is behind us and margins are improving, we believe that this is an appropriate time to seek new leadership to make the most of the platform we have in place, return to sales growth, improve financial performance and reinvigorate our franchise. We wish Steve well.”

He continued, “We are committed to taking the time needed to find the right leader for Office Depot for the future. In the meantime, I will be very actively engaged in carrying out our strategic plans and helping the company to deliver value for our shareholders.”

Said Mr. Odland, “I have been proud to have been associated with Office Depot and to have positioned the company for improved performance as the economy recovers. We have successfully led the company through the economic downturn and the external issues. I will work with Neil in order to ensure a smooth transition and I look forward to my next chapter.”

Preliminary Third Quarter Earnings Results

Office Depot also announced today preliminary third quarter results for the fiscal period ending September 25, 2010. The Company expects to report sales of approximately $2.9 billion, which is a 4% decrease compared to the third quarter of 2009. The Company expects to report earnings, after preferred stock dividends, of approximately $54 million in the quarter, compared to a loss of $413 million in the third quarter of 2009, and expects to report earnings per share of approximately $0.18 in the quarter, compared to a loss per share of $1.51 in the same period of 2009. Third quarter of 2010 earnings included significant tax and interest expense benefits related to the settlement of certain tax positions relating to open years which positively impacted earnings in the quarter by $0.15 per share. Total company operating expenses are expected to decrease by approximately 8%, or $72 million, compared to the third quarter of 2009, which included $39 million in charges. The Company also expects to report EBIT of $20 million, which is $2 million higher than EBIT reported in the prior year period, adjusted for Charges related to restructuring activities completed subsequent to the third quarter of 2009

As previously announced, the Company will host a webcast to discuss third quarter earnings at 9:00 a.m. Eastern Time on Wednesday, October 27, 2010. To listen via webcast, please visit Office Depot’s Investor Relations Web site at http://investor.officedepot.com. A replay of the webcast and a copy of the presentation will also be available on the website.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,600 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.1 billion e-commerce operation. Office Depot has annual sales of approximately $12.1 billion, and employs about 41,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 53 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.